                                                                   Exhibit 10.18
                             EMPLOYMENT AGREEMENT


        AGREEMENT made this 11th day of December, 2000, between Glenn Yeffeth ("Employee") and Lante Corporation and any existing or future assigns or subsidiaries owned or controlled, directly or indirectly by Lante and for whom Employee works ("Lante").

        In consideration of Employee's employment or continued employment by Lante, Employee's wages or salary and other employee benefits in compensation of Employee's services, and the other mutual covenants and agreements contained herein, and in lieu of any prior agreement, Employee and Lante agree as follows:


1. Employment. (a) Employee agrees to use his best efforts and abilities to promote the interests of Lante. Lante hereby agrees to employ Employee as further defined in this Agreement. Except as provided in this Agreement, Lante agrees to pay Employee's salary, at the rate agreed to from time to time, and to confer upon Employee Lante's standard health insurance, paid time off (vacation, sick and personal time), and retirement plan benefits, all as governed by its "Employee Handbook" and other plan documents, as amended from time to time. Employee will also receive a grant of stock options and be eligible for accelerated stock option vesting and the Manager Bonus Plan, all as described in the offer letter to Employee dated November 17, 2000.

              (b) In addition, Lante agrees to pay Employee, subject to the following terms and conditions, a sign on bonus in the gross amount of $200,000, paid in two equal $100,000 installments as follows. The first installment is payable within thirty (30) days of commencement of Employee's employment with Lante. Employee understands that Employee's entitlement to this first installment payment is conditioned upon Employee continuing in employment with Lante for a period of at least 12 months, and that should Employee's employment with Lante terminate for any reason prior to Employee's one-year employment anniversary with Lante, Employee shall be obliged to repay the amount of this first installment to Lante. If Employee is still then employed with Lante, the second installment of the bonus is payable on the first payroll subsequent to Employee's one-year employment anniversary with Lante. Employee understands that his entitlement to this second installment payment is conditioned upon Employee continuing in employment with Lante until his two-year employment anniversary with Lante, and that should Employee's employment with Lante terminate for any reason prior to his two-year employment anniversary with Lante, Employee shall be obliged to repay the amount of this second installment to Lante. In the event Employee shall become obliged to repay to Lante the first or second installment of this bonus, Employee shall make such repayment within thirty (30) days of Employee's termination date.

              (c) In addition, Employee will receive a stock option grant of 250,000 shares of stock subject to the terms and conditions of the Lante Stock Option Plan. Employee is eligible to receive an acceleration of stock option vesting during the first year of employment under circumstances that constitute a "change of control," which is defined as a change in majority ownership and will be triggered through any transaction in which there is either a 51% or greater change in the voting power or board membership of Lante. In the event Lante experiences a change of control in the first year of Employee's employment, 25% of all options Employee has been issued prior to such event will automatically vest. After one full year of service with Lante, additional vesting will continue per the Nonqualified Stock Option agreement.

              (d) Employee is also eligible for participation in Lante's Manager Bonus Plan with a target cash bonus of $125,000 annually. Per Lante policy, the target bonus is prorated for full-months participation during the calendar year. Employee's bonus will be guaranteed at target for the first 6 months of participation in the Bonus Plan.

2. Inventions. (a) As used herein, "Inventions" means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (i) which relate directly to the business of Lante, (ii) which relate to Lante's actual or demonstrably anticipated research or development,
(iii) which result from any work performed by Employee for Lante, (iv) for which equipment, supplies, facility or trade secret information of Lante is used, or
(v) which is developed on any Lante time. This section does not apply to any invention developed by Employee prior to Employee's employment by Lante, provided that such invention is listed and described in an exhibit attached to and made part of this Agreement.

              (b) With respect to Inventions made, authored or conceived by Employee, either solely or jointly with others, during Employee's employment, whether or not during normal working hours and whether or not at Lante's premises, Employee acknowledges and agrees that all such works are "works made for hire" and, consequently, that the Company owns all copyright and other rights thereto. Employee further agrees that it will (i) will keep accurate, complete and timely records of such Inventions, which records shall be Lante's property and be retained on Lante's premises; (ii) promptly and fully disclose and describe such Inventions in writing to Lante; (iii) assign, and does hereby assign, to Lante all of Employee's rights to such Inventions and to patents, copyrights, and applications therefore with respect to such Inventions; and (iv) acknowledge and deliver promptly to Lante (without charge to Lante but at the expense of Lante) such written instruments and do such other acts as may be necessary in the opinion of Lante to obtain and preserve such property rights and to vest the entire right and title thereto in Lante.

              (c) Employee will cooperate with Lante in the execution of any documents which effect the assignment of Inventions or rights thereto which may be required by a Lante clients or other third party, provided that such requirement is no broader than the requirements of Section 2(b) above.

              (d) Pursuant to the provisions of the Illinois Employee Patent Act, 765 ILCS 1060/2, Employee acknowledges receipt of notice that this assignment does not apply to an invention for which no equipment, supplies, facility, or trade secret of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

3. Confidential Information. (a) During the term of Employee's employment by Lante and any time thereafter, except in the course of performing Employee's employment duties for Lante, Employee will not use, disclose, reveal or report any Confidential Information of Lante, of Lante's past or current clients, or of other parties which have disclosed confidential or proprietary information to Lante. As used herein, "Confidential Information" means information not generally known that is proprietary to Lante, its clients or other parties, including but not limited to information about any clients, prospective clients, sales proposals, employees, processes, operations, products, services, organization, research, development, accounting, marketing, applications, selling, servicing, finance, business systems, computer systems, software systems and techniques. All information disclosed to Employee, or to which Employee obtains access, whether originated by Employee or by others, which Employee has reasonable basis to believe to be Confidential Information, or which is treated by Lante or its clients or other parties as being Confidential Information, shall be presumed to be Confidential Information.

              (b) Employee will cooperate with Lante in the execution of any personal confidentiality agreement which may be required by a Lante clients or other third party, provided that such agreement is no broader in its provisions to the requirements of Section 3(a) above.

4. Nonsolicitation. During the Nonsolicitation Period following Employee's termination of employment which is two (2) years Employee shall not, without Lante's written consent, directly nor indirectly, by or for himself or as the agent of another or through others as Employee's agents (i) solicit or accept any business from any client for whom Lante has performed any services or issued any proposals in the two (2) year period prior to such solicitation or acceptance, (ii) request, induce or advise any such client to withdraw, curtail or cancel its business with Lante or (iii) solicit for employment, employ, or engage as a consultant any person who had been an employee of Lante at any time within the six (6) months prior to such solicitation or engagement.

5. Return of Lante Property. Upon termination of employment, Employee shall return to Lante all copies of any Confidential Information (whether in paper, electronic or any other form) as well as all hardware, software, books, documentation, files, keys, keycards, company credit cards, records, lists and any other information or property owned by Lante within Employee's possession or control, including all copies thereof.

6. Injunctive Relief. In the event of a breach or threatened breach of Sections 2, 3, 4 or 5 by Employee, Lante shall be entitled, without posting of a bond, to an injunction restraining such breach, an accounting and repayment of profits, compensation, commission, remuneration or other benefits that Employee, directly or indirectly, may realize as a result of such violation and to reimbursement of any attorneys' fees and costs incurred by Lante as a result of such breach. Nothing herein shall be construed as prohibiting Lante from pursuing any other remedy available to it for such breach.

7. Term. (a) Employment under this Agreement may be terminable by either Lante or Employee without cause with a minimum of two (2) weeks prior notice, or may be terminable by Lante for cause without notice. In the event of termination by Lante without cause during Employee's first year of employment with Lante, Lante will pay to Employee severance pay in the amount of six (6) months of Employee's base salary. In the event of termination by Lante without cause at any time after Employee's first year of employment with Lante, Lante will pay to Employee severance pay in the amount of four (4) months of Employee's base salary. For purposes of this Agreement, cause means criminal activity, dishonesty, breach of the Employee's fiduciary duties to Lante, breach of this Agreement or failure to perform to Lante's standards. The severance pay provided for hereunder may be given in lieu of two weeks notice of termination.

        (b) Sections 2 through 6 of this Agreement shall survive termination of employment.

8. General Provisions. This Agreement may be assigned by Lante and shall inure to the benefit of Lante's successors and assigns. If any term, provision, covenant or agreement hereof is held by a court to be invalid, void or unenforceable, the remainder of the terms hereof shall remain in full force and
effect and shall in no way be affected, impaired or invalidated.   This
Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. This Agreement contains the entire contract between the parties. All prior agreements between the parties regarding such matters or Employee's employment are superseded hereby and terminated.


In Witness Whereof, the undersigned have executed this Agreement as of 1-2,2001.


EMPLOYEE                                        LANTE CORPORATION


/s/ Glenn Yeffeth                               /s/ Marla Mellies
- ------------------------                        ------------------------

                                                Marla Mellies
                                                ------------------------
                                                Printed Name

                                                Vice President - Human Resources
                                                --------------------------------
                                                Title